EXHIBIT 21
Technology Solutions Company
Subsidiaries of TSC
     The following are all the subsidiaries of the Registrant and are included in its audited consolidated financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2007.

Subsidiary (Year Organized or Acquired)	Place of Incorporation
Technology Solutions Company de Mexico S.A. de C.V. (1995)	Mexico

TSC South America, Inc. (1996)	Delaware

TSC Columbia, Inc. (1996)	Delaware

TSC Europe (U.K.) Ltd (1999)	England

Zamba Solutions LLC (2004)	Delaware

TSC Canada Corp. f/k/a Zamba Solutions Canada Inc. (2004)	Canada

Exogen Healthcare Inc. (2007)	Delaware